Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-4 of Poniard Pharmaceuticals, Inc. of our report dated April 30, 2010 relating to the financial statements of Allozyne, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

August 29, 2011